Exhibit 10.20.1

2006 NONQUALIFIED DEFERRED COMPENSATION PLAN

OF OLD DOMINION FREIGHT LINE, INC.

EFFECTIVE DATE: January 1, 2006

TABLE OF CONTENTS

2006 NONQUALIFIED DEFERRED COMPENSATION PLAN

Section 1.	Purpose		1
Section 2.	Definitions		1
Section 3.	Credits to Deferred Compensation Account		7
	3.1	Salary and Bonus Reduction Credits	7
Section 4.	Payment of Benefits		8
	4.1	Normal Retirement	8
	4.2	Disability Retirement	8
	4.3	Termination of Service	8
	4.4	Payment of benefit by reason of Retirement	9
	4.5	Payment of benefit by reason of death	10
	4.6	Payment at a specified time	10
	4.7	Hardship distributions	11
	4.8	Termination events	12
	4.9	Change of Payment Election	15
	4.10	Delay of Payments Under Certain Circumstances	15
Section 5.	Accounts; Adjustment of Accounts		16
Section 6.	Administration by Committee		18
Section 7.	Not a Trust		22
Section 8.	Allocation of Responsibilities		22
Section 9.	Benefits Not Assignable; Facility of Payments		23
Section 10.	Beneficiary		24
Section 11.	Amendment and Termination of Plan		25
Section 12.	Communication to Participants		25
Section 13.	Claims Procedure		26
Section 14.	Miscellaneous Provisions		28
	14.1	Setoff	28
	14.2	Notices	28
	14.3	Lost distributees	29
	14.4	Reliance on data	29
	14.5	Receipt and release for payments	29
	14.6	Headings	30
	14.7	Continuation of employment	30
	14.8	Disputes	30
	14.9	Merger or consolidation	30
	14.10	Construction	30

2006 NONQUALIFIED DEFERRED COMPENSATION PLAN

OF OLD DOMINION FREIGHT LINE, INC.

Section 1. Purpose.

This 2006 Nonqualified Deferred Compensation Plan of Old Dominion Freight Line, Inc. (the “Plan”) is established to permit certain management employees of the Employer to defer receipt of current Compensation from the Employer in order to provide retirement benefits on behalf of such employees. The Plan is not intended to be a tax-qualified retirement plan under Section 401 (a) of the Internal Revenue Code. The Plan is intended to be an unfunded Plan maintained primarily for the purpose of providing deferred compensation benefits for Eligible Employees as defined in Section 2.12 below under Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974.

Section 2. Definitions:

As used in the Plan, including this Section 2, references to one gender shall include the other and, unless otherwise indicated by the context:

2.1 “Accrued Benefit” shall mean, with respect to each Participant, the sum of the balances credited to his Deferred Compensation Account as of the applicable Adjustment Date, following adjustment to such account as of such Adjustment Date as provided in Section 5, but shall not include the Participant’s Special Accrued Benefit for deferrals and adjustments pursuant to Section 4.6 hereof, which shall be referred to in this Plan as the Participant’s Special Accrued Benefit.

2.2 “Active Participant” shall mean, with respect to any day or date, a Participant who is in Service on such day or date; provided, that a Participant who is in Service shall cease to be an Active Participant immediately upon a determination by the Committee that the Participant has ceased to be an Eligible Employee.

2.3 “Adjustment Date” shall mean March 31, June 30, September 30 and December 31 of each Plan Year, and such other dates as the Committee may select from time to time. The Adjustment Date occurring on December 31 of each year shall be referred to herein as the “Year-End Adjustment Date.”

2.4 “Average Moody’s Rate” shall mean, with respect to an Adjustment Date (the “Current Adjustment Date”), the average of the Moody’s Rate (as defined in Section 2.15) in effect on the fifteenth day of each month (or if such day is not a business day, the immediately preceding business day) and the last business day of each month during the period beginning on the day next following the immediately preceding Adjustment Date and ending on the Current Adjustment Date.

2.5 “Beneficiary” shall mean the person, persons, entity or entities designated or determined pursuant to the provisions of Section 10 of the Plan.

2.6 “Board” shall mean the Board of Directors of Old Dominion Freight Line, Inc. or such committee of the Board to which the Board shall assign all or part of its duties and powers under the Plan.

2.7 “Committee” shall mean the Administrative Committee provided for in Section 6.

2.8 “Compensation” shall mean all remuneration payable by the Employer to an Employee during the Plan Year for Service as reported or reportable for federal income tax purposes on Form W-2, excluding amounts paid to or for an Employee (i) as an allowance or reimbursement for travel or relocation expenses, (ii) automobile use expense, (iii) excess term life insurance premium, (iv) P.S. 58 costs, (v) airplane use expense, but including Salary and Bonus Reduction Credits under this Plan and elective deferrals under the Old Dominion 401 (k) Retirement Plan.

2.9 “Deferred Compensation Account” shall mean the separate account to be kept for each Participant, as described in Sections 3.1, 4.6, and 5, to which Salary and Bonus Reduction Credits, shall be credited.

2.10 “Disability” shall mean that a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.

2.11 “Effective date of the Plan” shall be January 1, 2006.

2.12 “Eligible Employee” shall mean each Employee who is determined by the Committee to be a highly compensated or management Employee who is in a position materially to affect the profits of the Employer and who is selected by the Committee to participate in the Plan. An Employee shall cease to be an Eligible Employee immediately upon the first to occur of the following: (i) the Employee’s termination of Service; (ii) determination by the Committee that the Employee no longer is a highly compensated or management Employee; or (iii) determination by the Committee in its sole discretion that the Employee shall no longer be selected to participate in the Plan. See Sections 2.2 and 2.17 with respect to provisions governing participation in the Plan by an Eligible Employee.

2.13 “Employee” shall mean an individual in the Service of the Employer if the relationship between the individual and the Employer is the legal relationship of Employee and Employee.

2.14 “Employer”shall mean Old Dominion Freight Line, Inc., a Virginia corporation with its principal office at 500 Old Dominion Way, Thomasville, North Carolina, or any successor thereto by merger, consolidation or otherwise, or any affiliated or subsidiary corporation or business organization of the Employer which, with the consent of the Board, shall become a party to this Plan.

2.15 “Moody’s Rate” shall mean the average of the actual annual percentage yield for Aaa and Baa rated corporate bonds reported as the Moody’s Seasonal Rate from time to time in Federal Reserve Statistical Releases. See Section 2.4 concerning definition of “Average Moody’s Rate.”

2.16 “Normal Retirement Age” of a Participant shall be age fifty-five (55). The “Normal Retirement Date” of a Participant shall mean the first day of the calendar month coincident with or next following the later of (a) attainment by the Participant of his Normal Retirement Age, or (b) his actual Retirement date.

2.17 “Participant” shall mean with respect to any Plan Year an Eligible Employee who has entered the Plan and any other Employee who has an Accrued Benefit or Special Accrued Benefit under the Plan. An Eligible Employee who has not otherwise entered the Plan shall enter the Plan and become a Participant as of the date determined by the Committee. A Participant who separates from Service with the Employer and who later returns to Service will not be eligible to defer Compensation under the Plan except upon satisfaction of such terms and conditions as the Committee shall establish upon the Participant’s return to Service, whether or not the Participant shall have an Accrued Benefit remaining under the Plan on the date of his return to Service. See Section 2.2 for definition of “Active Participant.”

2.18 “Plan” shall mean the Nonqualified Deferred Compensation Plan as herein set out or as duly amended.

2.19 “Plan Year” shall mean the twelve-month period ending on December 31 of each year (including years prior to the effective date of the Plan).

2.20 “Retire” or “Retirement” shall mean Retirement within the meaning of Section 4.1, 4.2 or 4.4.

2.21 “Salary and Bonus Reduction Agreement” shall mean a written agreement entered into between a Participant and the Employer pursuant to the provisions of Section 3.1.

2.22 “Salary and Bonus Reduction Credits” shall mean the amounts credited to the Participant’s Deferred Compensation Account by the Employer pursuant to the provisions of Section 3.1.

2.23	“Service” shall mean employment by the Employer as an Employee.

2.24 “Spouse” or “Surviving Spouse” shall mean, except as otherwise provided in the Plan, the legally married Spouse or Surviving Spouse of a Participant.

2.25 “Termination Adjustment Date” shall mean the Adjustment Date coincident with or next following the date as of which a Participant terminates Service with the Employer for any reason (including Retirement or death).

2.26 “Applicable Guidance” shall mean Treasury regulations issued to Internal Revenue Code of 1986 (the “Code”), Section 409A, or other written Treasury or Internal Revenue Service guidance regarding 409A, which is in addition to Notice 2005-1.

Section 3. Credits to Deferred Compensation Account;

3.1 Salary and Bonus Reduction Credits:

3.1.1 Amount of Salary and Bonus Reduction Credits: Each Active Participant may elect, by entering into a Salary and Bonus Reduction Agreement with the Employer, to reduce his (i) regular salary from the Employer by a whole number percentage from three to ten percent (in increments of one percent) and from five to fifty percent (in increments of five percent), and/or (ii) bonus from the Employer by a whole number percentage from five to seventy-five percent (in increments of five percent). The amount of the Participant’s Salary and Bonus Reduction Credits shall be credited by the Employer to the Deferred Compensation Account maintained for the Participant pursuant to Section 6.

3.1.2 Time for crediting Salary and Bonus Reduction Credits: The Employer shall credit to the Participant’s Deferred Compensation Account as of each Adjustment Date an amount equal to the total Salary and Bonus Reduction Credits for the period beginning on the date next following the immediately preceding Adjustment Date and ending on the Current Adjustment Date.

3.1.3 Administrative rules governing Salary and Bonus Reduction Agreements:

(a) An election pursuant to Section 3.1.1 shall be made each year by the Participant by executing and delivering a Salary and Bonus Reduction Agreement to the Committee. This Agreement shall be delivered to the Committee on or before December 31 of each year to be effective for Compensation for Services performed during the following taxable year. In the case of the first year in which a Participant becomes eligible to participate in the Plan, such election may be made with respect to Services to be performed subsequent to the election within thirty (30) days after the date the Participant becomes eligible to participate in the Plan. Each Participant shall also deliver to the Committee the Participant’s initial payment election at the time of delivery of the Salary and Bonus Reduction Agreement. A payment election may apply to all salary and bonus reductions or only to specific reductions based on the date of deferral as indicated on the payment election form. A Participant must make any permissible initial payment elections on a form the Employer provides for that purpose.

(b) A Participant may unilaterally modify a Salary and Bonus Reduction Agreement (either to increase or decrease the portion of his future Compensation which is subject to salary and bonus reduction within the percentage limits set forth in Section 3.1.1, or to terminate Salary and Bonus Reduction Credits under the Plan) by providing a written modification of the Salary and Bonus Reduction Agreement to the Employer. The modification shall become effective as of the first day of the following Plan Year.

(c) The Committee may from time to time establish policies or rules governing the manner in which Salary and Bonus Reduction Credits may be made.

Section 4. Payment of Benefits:

4.1 Normal Retirement: A Participant who is in Service shall be eligible to Retire from Service at his Normal Retirement Date and commence receiving payment of his Accrued Benefit, determined as of his Termination Adjustment Date, pursuant to Section 4.4.

4.2 Disability Retirement: If a Participant shall suffer Disability while in Service prior to his Normal Retirement Date, he shall Retire as of the date of establishment of his Disability and his Accrued Benefit and Special Accrued Benefit, determined as of his Termination Adjustment Date, shall be payable as provided in Section 4.4, treating for this purpose such date of his Disability Retirement as if it were his Normal Retirement Date.

4.3 Termination of Service: If the Service of a Participant with the Employer shall be terminated for any reason other than Retirement or death, or before his attainment of age fifty-five (55), his Accrued Benefit, determined as of his Termination Adjustment Date, shall be paid to him in cash in a lump sum as soon as practicable (but no later than forty-five days) following such Termination Adjustment Date. If the Service of a Participant is terminated because of

Retirement or death, or after his attainment of age fifty-five (55), such Accrued Benefit shall be payable as provided in Section 4.4, treating his Termination Adjustment Date as if it were his Normal Retirement Date. In the case of any Specified Employee, distributions may not be made before the date which is six (6) months after the date of separation from Service (or, if earlier, the date of death of the Employee). For purposes of the preceding sentence, a “Specified Employee” is a key Employee (as defined in Section 416(i) of the Internal Revenue Code of 1986 (“Code”) without regard to Paragraph 5 thereof). A Participant is not a Specified Employee unless any stock of the Employer is publicly traded on an established securities market or otherwise.

4.4 Payment of benefit by reason of Retirement: If a Participant shall Retire, his Accrued Benefit, determined as of his Termination Adjustment Date, shall be paid to him in cash in a lump sum or in equal annual installments over a term certain of five, ten, fifteen or twenty years, as elected by the Participant commencing as of the first day of the calendar quarter next following such Termination Adjustment Date, and on each anniversary of such date for the remainder of the term certain. If the Participant elects to receive payment of his Accrued Benefit in annual installments for a term certain, the amount of each succeeding annual installment shall be adjusted, as of the Adjustment Date immediately preceding the date as of which such annual installment shall be paid, for additions to the Participant’s account pursuant to Section 5. Such adjustment shall be made by dividing the aggregate of his account balances as of such date

(following adjustment as of such date) by the number of annual installments remaining to be paid hereunder, provided, that the last annual installment due hereunder shall be the entire amount credited to the Participant’s account on the date of payment.

4.5 Payment of benefit by reason of death:

4.5.1 If the Participant shall die while in Service, the Participant’s Accrued Benefit, determined as of his Termination Adjustment Date, shall be payable to his Beneficiary in the manner elected by the Participant in his salary and bonus deferral election, commencing as soon as practicable (but no later than forty-five days) following such Adjustment Date.

4.5.2 If the Participant shall die following his termination of Service and before all payments to him under the Plan have been made, the balance of the Participant’s Accrued Benefit, determined as of the Adjustment Date coincident with or next following the date such death occurs, shall be paid to the Participant’s Beneficiary in the manner elected by the Participant in his salary and bonus deferral election, treating the Beneficiary for this purpose as the Participant.

4.6 Payment at a Specified Time. An Active Participant who enters into a Salary and Bonus Reduction Agreement pursuant to Section 3 and who also elects at the time of such election to defer such amounts for a term of five (5) years (on a calendar year basis beginning with the effective date of the first deferral pursuant to the election) shall receive his or her Special Accrued Benefit according to the provisions of this Section 4.6. The Participant’s Special Accrued Benefit, determined as of the Year-End Adjustment Date coincident with the end of the specified five (5) year term, shall be paid to the Participant in cash in a lump sum by no later than the 15th day of the third month next following such

Year-End Adjustment Date. If a Participant dies or retires due to Disability prior to receiving the Participant’s Special Accrued Benefit, then such Participant’s Special Accrued Benefit shall be added to his Accrued Benefit and distributed in accordance with the Participant’s Payment Election Form.

4.7 Hardship distributions:

4.7.1 Unforeseeable Emergency: A Participant may, at any time prior to the commencement of payments hereunder, make application to the Committee to receive a payment in a lump sum of all or a portion of the balance credited to his Deferred Compensation Account by reason of an unforeseeable emergency. The amount distributed with respect to an emergency shall not exceed the amount necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The term “unforeseeable emergency” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s Spouse or dependent (as defined in Section 152(a) of the Internal Revenue Code of 1986) of the Participant, loss of the Participant’s property due to casualty or other similar, extraordinary and unforeseeable circumstances arising as a result of a events beyond the control of the Participant. A severe financial hardship shall not include those expenses which are normally budgetable. The determination of whether a financial need constitutes an “immediate and heavy financial need” within the scope of this Section 4.7.1 shall be made by the Committee in its sole and absolute discretion, and its decision to grant or deny a payment on account of financial hardship shall be final. The Committee shall apply uniform and nondiscriminatory standards in making its decision.

4.7.2 The Participant’s request for a payment on account of financial hardship must be made in writing to the Committee. The request must specify the nature of the financial hardship, the total amount to be paid and the total amount of the actual expense incurred or to be incurred on account of hardship.

4.7.3 If a payment under this Section 4.7 is approved, such payment shall be made as of the next following Adjustment Date. The processing of the request shall be completed as soon as practicable after the date on which the Committee receives the properly completed written request for a payment on account of financial hardship. If a Participant terminates Service after a request is approved in accordance with this Section 4.7 but prior to distribution of the full amount approved, the approval of his request shall be automatically void and the benefits he is entitled to receive under the Plan shall be distributed in accordance with the applicable payment provisions of the Plan. Only one payment because of financial hardship shall be made within any Plan Year. A Participant’s deferral election shall be cancelled upon a payment due to an unforeseeable emergency.

4.7.4 The Committee may from time to time adopt additional policies or rules governing the manner in which such payments because of financial hardship may be made so that the Plan may be conveniently administered.

4.8 Termination events:

4.8.1 Notwithstanding any other provision of this Plan, this Plan shall be terminated as of a date (the “Termination Date”) which follows by not more than 60 days the date on which first occurs one or more of the following events (a “Termination Event”):

(i) There shall be a change in ownership of the Employer. A change in ownership of the Employer shall occur on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Employer that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer. However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Employer, the acquisition of additional stock by the same person or persons is not considered to cause a change of ownership of the Employer

(or to cause a change in the effective control of the Employer (as defined below). An increase in the percentage of stock owned by any one person or persons acting as a group, as a result of a transaction in which the Employer acquires its stock in exchange for property, will be treated as an acquisition of stock for the purposes of this provision. This provision applies only when there is a transfer of stock of the Employer (or issuance of the stock of the Employer) and stock in the Employer remains outstanding after the transaction.

(ii) There shall be a change in the effective control of the Employer. A change in the effective control of the Employer shall occur on the date that either: (a) any one person, or more than one person acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Employer possessing 35% or more of the total voting power of the stock of the Employer; or (b) a majority of members of the Employer’s Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Employer’s Board of Directors prior to the date of the appointment or election, provided that for purposes of this paragraph, the term “Employer” refers solely to the Employer. Change of control shall also be subject to definitions as may be promulgated by the Department of Treasury from time to time.

(iii) There shall be a change in the ownership of the Employer as a result of the change in ownership of a substantial portion of the Employer’s assets. A change in ownership of a substantial portion of the Employer’s assets occurs on the date that any one person, or more than one person acting as a group, acquires or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons assets from the Employer that have a total gross fair market value equal to more than forty percent (40%) of the total gross fair market value of all the assets of the Employer immediately prior to such acquisition or acquisitions. The gross fair market value means the value of the assets of the Employer, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv) For the purposes of this Section 4.8.1, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Employer. If a person, including an entity, owns stock in both corporations that enter into a merger consolidation purchase or acquisition of stock or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

(v) The Employer shall terminate the Plan as applied to such Employer pursuant to Section 11.

4.8.2 If a Termination Date shall occur prior to the date payment of benefits to a Participant under this Plan commences, the Participant’s Accrued Benefit, determined as of such Termination Date (after adjustment as provided in Section 4.8.4), shall be paid to the Participant (or his Beneficiary) in cash in a lump sum on the thirtieth day following the Termination Date.

4.8.3 If a Termination Date shall occur after the date installment benefit payments under the Plan have commenced with respect to a Participant, the balance of the Participant’s Accrued Benefit under the Plan as of the Termination Date (after adjustment as provided in Section 4.8.4) shall be paid to the Participant (or his Beneficiary) in cash in a lump sum on the thirtieth day following the Termination Date.

4.8.4 If a Termination Date shall occur on a date other than an Adjustment Date, the Termination Date shall be treated as an Adjustment Date and the Average Moody’s Rate shall mean the average of the Moody’s Rate in effect on the last day of each calendar month during the period beginning on the next preceding Adjustment Date and ending on the Termination Date.

4.9 Change of Payment Election. A Participant shall complete a Salary and Bonus Reduction Agreement to participate in the Plan and a Payment Election Form to receive benefits over a stated term. A Participant may file an amended election to receive benefits over a term certain as set forth in Section 4.4. Provided, however, that with respect to a Participant who makes such an election, the election may not take effect until at least twelve (12) months after the date on which the election is made, and in the case of an election related to a payment which is to be made other than for Disability, death or the occurrence of an unforeseeable emergency, the first payment with respect to which such election is made may be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made, and any election related to a payment to be paid at a specified time or pursuant to a fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment.

4.10 Delay of Payments Under Certain Circumstances: Notwithstanding any other provisions of this Plan, payments to Participants may be delayed by the Employer in the following circumstances:

(a) If the Employer reasonably anticipates that the Employer’s deduction with respect to such payment otherwise would be limited or eliminated by the application of Section 162(m) of the Code; provided that such payment will be made either at the earliest date at which the Employer reasonably anticipates that the deduction of the payment of the amount will not be eliminated by the application of Section 162(m) or the calendar year in which the Participant separates from Service;

(b) If the Employer reasonably anticipates that the making of the payment will violate a term of a loan agreement to which the Employer is a party, or other similar contract to which the Employer is a party, and such violation will cause material harm to the Employer; provided that the payment will be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Employer;

(c) If the Employer reasonably anticipates that the making of the payment will violate Federal Securities Laws or other applicable law; provided that the payment shall be made at the earliest date at which the Employer reasonably anticipates that the making of the payment will not cause such violation.

Section 5. Accounts; Adjustment of Accounts:

5.1 Accounts; Allocation date: The Committee shall establish a book reserve account, entitled the “Deferred Compensation Account”, as defined in Section 2.9, on behalf of each Participant. Each such account shall be adjusted as of each Adjustment Date pursuant to the provisions of Section 5.2. For purposes of this Section 5, the term “Allocation Date” shall mean the fifteenth day of each month (or if such day shall not be a regular business day, the next business day of the month), and the last business day of each month.

5.2 Adjustments to Deferred Compensation Accounts: As of each Adjustment Date, the Deferred Compensation Account of each Participant shall be adjusted to reflect debits and credits to such account as of each allocation date that occurs during the period beginning on the day next following the immediately preceding Adjustment Date and ending on the Current Adjustment Date. Adjustment shall be made for the following debits and credits, in the order stated:

5.2.1 The Deferred Compensation Account shall be debited with the total amount of any payments made from such account since the last preceding allocation date to him or for his benefit.

5.2.2 Each Participant’s Deferred Compensation Account shall be invested in such investments as the Committee shall determine. The Committee may (but is not required to) consider the Participant’s investment preferences when investing amounts credited to the Participant’s Deferred Compensation Account. Such investment preferences shall be indicated to the Committee at the time and in the manner prescribed by the Employer, in its sole discretion. The Participant’s Deferred Compensation Account will be credited or debited with the increase or decrease in the realizable net asset value or credited interest (as determined under Section 5.2.3.), as applicable, of each investment, as follows: as of each allocation date, an amount equal to the net increase or decrease in realizable net asset value or credited interest, as applicable, (as determined by the Committee), of each investment option within the Plan since the preceding allocation date shall be allocated upon all Participants’ Deferred Compensation Accounts to be invested in that investment option in accordance with ratio which the portion of the individual Participant’s Deferred Compensation Account which is to be invested within that investment option, determined as provided herein, bears to the aggregate of all amounts to be invested within that investment option. Credited interest shall be determined in accordance with Section 5.2.3., below, and credited only to those Participants’ Deferred Compensation Accounts (or portion thereof) within that investment option.

5.2.3 The Deferred Compensation Account shall be credited with an amount equal to the “interest equivalent.” The “interest equivalent” shall be an amount equal to the product of (A) and (B), where (A) is the amount credited to the Participant’s Deferred Compensation Account as of the current allocation date (after adjustment pursuant to Section 6.2.1, but prior to adjustment pursuant to Sections 6.2.2 and 6.2.3); and (B) is [(l+i)–l], where “n” is the number of days since the immediately preceding allocation date, and “i” is the Average Moody’s Rate for the Current Adjustment Date divided by 365.

5.2.4 The Deferred Compensation Account shall be credited with the total amount of any Salary and Bonus Reduction Credits to such account since the immediately preceding allocation date. For this purpose, the amount of any salary and bonus reduction credit with respect to each allocation date during a calendar month shall equal the sum of the Participant’s Salary and Bonus Reduction Credits with respect to a calendar month divided by two.

Section 6. Administration by Committee:

6.1 The Committee shall consist of not fewer than three (3) nor more than five (5) individuals who shall be appointed by the Board to serve at the pleasure of the Board. Any member of the Committee may resign, and his successor, if any, shall be appointed by the Board. The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions, except to the extent all or any of such obligations are specifically imposed on the Board.

6.2 The members of the Committee shall elect a Chairman and may elect an acting Chairman. They shall also elect a Secretary and may elect an acting Secretary, either of whom may be but need not be a member of the Committee. The Committee may, appoint from its membership such subcommittees with such powers as the Committee shall determine, and may authorize one or more of its members or any agent to execute or deliver any instruments or to make any payment in behalf of the Committee. The Committee shall act as Plan administrator.

6.3 The Committee shall hold such meetings upon such notice, at such places and at such intervals as it may from time to time determine. Notice of meetings shall not be required if notice is waived in writing by all the members of the Committee at the time in office, or if all such members are present at the meeting.

6.4 A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business. All resolutions or other actions taken by the Committee at any meeting shall be by vote of a majority of those present at any such meeting and entitled to vote. Resolutions may be adopted or other action taken without a meeting upon written consent thereto signed by all of the members of the Committee.

6.5 The Committee shall maintain full and complete records of its deliberations and decisions. The minutes of its proceedings shall be conclusive proof of the facts of the operation of the Plan. The records of the Committee shall contain all relevant data pertaining to individual Participants and their rights under the Plan.

6.6 Subject to the limitations of the Plan, the Committee may from time to time establish rules or by-laws for the administration of the Plan and the transaction of its business.

6.7 No individual member of the Committee shall have any right to vote or decide upon any matter relating solely to himself or to any of his rights or benefits under the Plan (except that such member may sign unanimous written consent to resolutions adopted or other action taken without a meeting), except relating to the terms of his salary reduction agreement.

6.8 The Committee may correct errors and, so far as practicable, may adjust any benefit or credit or payment accordingly. The Committee may in its discretion waive any notice requirements in the Plan; provided, that a waiver of notice in one or more cases shall not be deemed to constitute a waiver of notice in any other case. With respect to any power or authority which the Committee has discretion to exercise under the Plan, such discretion shall be exercised in a nondiscriminatory manner.

6.9 Subject to the claims procedure set forth in Section 13, Committee shall have the duty and discretionary authority to interpret and construe the provisions of the Plan and to decide any dispute which may arise regarding the rights of Participants hereunder, including the discretionary authority to construe the Plan and to make determinations as to eligibility and benefits under the Plan. Determinations by the Plan Committee shall apply uniformly to all persons similarly situated and shall be binding and conclusive upon all interested persons.

6.10 The Committee may engage an attorney, accountant, actuary or any other technical advisor on matters regarding the operation of the Plan and to perform such other duties as shall be required in connection therewith, and may employ such clerical and related personnel as the Committee shall deem requisite or desirable in carrying out the provisions of the Plan. The Committee shall from time to time, but no less frequently than annually, review the financial condition of the Plan and determine the financial and liquidity needs of the Plan. The Committee shall communicate such needs to the Employer so that its policies may be appropriately coordinated to meet such needs.

6.11 No fee or Compensation shall be paid to any member of the Committee for his Service as such.

6.12 The Committee shall be entitled to reimbursement by the Employer for its reasonable expenses properly and actually incurred in the performance of its duties in the administration of the Plan.

6.13 No member of the Committee shall be personally liable by reason of any contract or other instrument executed by him or on his behalf as a member of the Committee nor for any mistake of judgment made in good faith, and the Employer shall indemnify and hold harmless, directly from its own assets (including the proceeds of any insurance policy the premiums for which are paid from the Employer’s own assets), each member of the Committee and each other officer, employee, or director of the Employer to whom any duty or power relating to the administration or interpretation of the Plan may be delegated or allocated, against any unreimbursed or uninsured cost or expense (including any sum paid in settlement of a claim with the prior written approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud, bad faith, willful misconduct or gross negligence.

Section 7. Not a Trust:

The obligation of the Employer to make payments hereunder shall constitute a contractual liability of the Employer to the Participant. Such payments shall be made from the general funds of the Employer, and the Employer shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and the Participant shall not have any interest in any particular assets of the Employer by reason of its obligations hereunder. Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Employer and the Participant or any other person. To the extent that any person acquires a right to receive payment from the Employer, such right shall be no greater than the right of an unsecured creditor of the Employer.

Section 8. Allocation of Responsibilities:

The persons responsible for the Plan and the duties and responsibilities allocated to each are as follows:

8.1 Board:

(i) To amend the Plan;

(ii) To appoint and remove members of the Committee; and

(iii) To terminate the Plan.

8.2 Committee:

(i) To designate Eligible Employees and Participants;

(ii) To interpret the provisions of the Plan and to determine the rights of the Participants under the Plan, except to the extent otherwise provided in Section 13 relating to claims procedure;

(iii) To administer the Plan in accordance with its terms, except to the extent powers to administer the Plan are specifically delegated to another person or persons as provided in the Plan;

(iv) To account for the Accrued Benefits of Participants; and

(v) To direct the Employer in the payment of benefits.

(vi) To file such reports as may be required with the United States Department of Labor, the Internal Revenue Service and any other government agency to which reports may be required to be submitted from time to time; and

(vii) To administer the claims procedure to the extent provided in Section 13.

Section 9. Benefits Not Assignable; Facility of Payments:

9.1 No portion of any benefit credited or paid under the Plan with respect to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, nor shall any portion of such benefit be in any manner payable to any assignee, receiver or any one trustee, or be liable for his debts, contracts, liabilities, engagements or torts.

9.2 If any individual entitled to receive a payment under the Plan shall be physically, mentally or legally incapable of receiving or acknowledging receipt of such payment, the Committee, upon the receipt of satisfactory evidence of his incapacity and satisfactory evidence that another person or institution is maintaining him and that no guardian or committee has been appointed for him, may cause any payment otherwise payable to him to be made to such person or institution so maintaining him. Payment to such person or institution shall be in full satisfaction of all claims by or through the Participant to the extent of the amount thereof.

Section 10. Beneficiary:

The Participant’s Beneficiary (which may include more than one person, natural or otherwise, and one or more contingent beneficiaries) shall be designated by the Participant on the Beneficiary Designation Form provided by and filed with the Committee or its designee. If the Participant does not designate a Beneficiary, the Beneficiary shall be his Surviving Spouse. If the Participant does not designate a Beneficiary and has no Surviving Spouse, the Beneficiary shall be the Participant’s estate. The designation of a Beneficiary, may be changed or revoked only by filing a new Beneficiary Designation Form with the Committee or its designee. If a Beneficiary (the “Primary Beneficiary”) is receiving or is entitled to receive payments under the Plan and dies before receiving all of the payments due him, the balance to which he is entitled shall be paid to the contingent Beneficiary, if any, named in the Participant’s current Beneficiary Designation Form. If there is no contingent Beneficiary, the balance shall be paid to the estate of the Primary Beneficiary. Any Beneficiary may disclaim all or any part of any benefit to which such Beneficiary shall be entitled hereunder by filing a written disclaimer with the Committee before payment of such benefit is to be made. Such a disclaimer shall be made in form satisfactory to the Committee and shall be irrevocable when filed. Any benefit disclaimed shall be payable from the Plan in the same manner as if the Beneficiary who filed the disclaimer had died on the date of such filing.

Section 11. Amendment and Termination of Plan:

The Board may amend any provision of the Plan, including the provisions of Section 4.8, or may terminate the Plan at any time; provided, that in no event shall such amendment or termination reduce any Participant’s Accrued Benefit as of the date of such amendment or termination, nor shall any such amendment affect the terms of the Plan relating to the payment of such Accrued Benefit (other than the provisions of Section 4.8).

Section 12. Communication to Participants:

The Employer shall make a copy of the Plan available for inspection by Participants and their beneficiaries during reasonable hours at the principal office of the Employer.

Section 13. Claims Procedure:

The following claims procedure shall apply with respect to the Plan:

13.1 Filing of a claim for benefits: If a Participant or Beneficiary (the “Claimant”) believes that he is entitled to benefits under the Plan which are not being paid to him or which are not being accrued for his benefit, he shall file a written claim therefor with the Committee.

13.2 Notification to Claimant of decision: Within 90 days after receipt of a claim by the Committee (or within 180 days if special circumstances require an extension of time), the Committee shall notify the Claimant of his decision with regard to the claim. In the event of such special circumstances requiring an extension of time, there shall be furnished to the Claimant prior to expiration of the initial 90-day period written notice of the extension, which notice shall set forth the special circumstances and the date by which the decision shall be furnished. If such claim shall be wholly or partially denied, notice thereof shall be in writing and worded in a manner calculated to be understood by the Claimant, and shall set forth: (i) the specific reason or reasons for the denial; (ii) specific reference to pertinent provisions of the Plan on which the denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the procedure for review of the denial. If the Plan administrator fails to notify the Claimant of the decision in timely manner, the claim shall be deemed denied as of the close of the initial 90 day, period (or the close of the extension period, if applicable).

13.3 Procedure for review: Within 60 days following receipt by the Claimant of notice denying his claim, in whole or in part, or, if such notice shall not be given, within 60 days following the latest date on which such notice could have been timely given, the Claimant shall appeal denial of the claim by filing a written application for review with the Committee. Following such request for review, the Committee shall fully and fairly review the decision denying the claim. Prior to the decision of the Committee, the Claimant shall be given an opportunity to review pertinent documents and to submit issues and comments in writing.

13.4 Decision on review: The decision on review of a claim denied in whole or in part by the Committee shall be made in the following manner:

13.4.1 Within 60 days following receipt by the Committee of the request for review (or within 120 days if special circumstances require an extension of time), the Committee shall notify the Claimant in writing of its decision with regard to the claim. In the event of such special circumstances requiring an extension of time, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. If the decision on review is not furnished in a timely manner, the claim shall be deemed denied as of the close of the initial 60-day period (or the close of the extension period, if applicable).

13.4.2 With respect to a claim that is denied in whole or in part, the decision on review shall set forth specific reasons for the decision, shall be written in a manner calculated to be understood by the Claimant, and shall cite specific references to the pertinent Plan provisions on which the decision is based.

13.4.3 The decision of the Committee shall be final and conclusive.

13.5 Action by authorized representative of Claimant: All actions set forth in this Section 13 to be taken by the Claimant may likewise be taken by a representative of the Claimant duly authorized by him to act in his behalf on such matters. The Plan administrator and the Committee may require such evidence as either may reasonably deem necessary or advisable of the authority to act of any such representative.

Section 14. Miscellaneous Provisions:

14.1 Setoff: Notwithstanding any other provision of this Plan, the Employer may reduce the amount of any payment otherwise payable to or in behalf of a Participant hereunder by the amount of any loan, cash advance, extension of credit or other obligation of the Participant to the Employer that is then due and payable, and the Participant shall be deemed to have consented to such reduction.

14.2 Notices: Each Participant who is not in Service and each Beneficiary, shall be responsible for furnishing the Committee or its designee with his current address for the mailing of notices and benefit payments. Any notice required or permitted to be given to such Participant or Beneficiary shall be deemed given if directed to such address and mailed by regular United States mail, first class, postage prepaid. If any check mailed to such address is returned as undeliverable to the addressee, mailing of checks will be suspended until the Participant or Beneficiary furnishes the proper address. This provision shall not be construed as requiring the mailing of any notice or notification otherwise permitted to be given by posting or by other publication.

14.3 Lost distributees: A benefit shall be deemed forfeited to the Employer if the Committee is unable to locate the Participant or Beneficiary to whom payment is due on or before the fifth anniversary of the date payment is to be made or commence; provided, that the Participant’s accounts shall cease to be credited with interest pursuant to Section 5 following the first anniversary of such date; provided further, however, that such benefit shall be reinstated if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

14.4 Reliance on data: The Employer and the Committee shall have the right to rely on any data provided by the Participant or by any Beneficiary. Representations of such data shall be binding upon any party seeking to clam a benefit through a Participant, and the Employer and the Committee shall have no obligation to inquire into the accuracy of any representation made at any time by a Participant or Beneficiary.

14.5 Receipt and release for payments: Subject to the provisions of Section 14.1, any payment made from the Plan to or with respect to any Participant or Beneficiary, or pursuant to a disclaimer by a Beneficiary, shall, to the extent thereof, be in full satisfaction of all claims hereunder against the Plan and the Employer with respect to the Plan. The recipient of any payment from the Plan may be required by the Committee, as a condition precedent to such payment, to execute a receipt and release with respect thereto in such form as shall be acceptable to the Committee.

14.6 Headings: The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

14.7 Continuation of employment: The establishment of the Plan shall not be construed as conferring any legal or other rights upon any Employee or any persons for continuation of employment, nor shall it interfere with the right of the Employer to discharge any Employee or to deal with him without regard to the effect thereof under the Plan.

14.8 Disputes: If any action is filed in any court, or if any arbitration is conducted with respect to any matter arising out of or relating to the Plan, then the prevailing party in such action or proceeding, shall, in addition to any other recovery, be reimbursed or paid for all of its attorneys’ fees and expenses by the other party or parties.

14.9 Merger or consolidation: The Employer shall not consolidate or merge into or with another corporation or entity, or transfer all or substantially all of its assets to another corporation, partnership, trust or other entity (a “Successor Entity”) unless such Successor Entity, shall assume the rights, obligations and liabilities of under the Plan and upon such assumption, the Successor Entity shall become obligated to perform the terms and conditions of the Plan.

14.10 Construction: The provisions of the Plan shall be construed and enforced according to the laws of the State of North Carolina.

IN WITNESS WHEREOF, this Nonqualified Deferred Compensation Plan is executed by the Employer as of the 16th day of December, 2005.

OLD DOMINION FREIGHT LINE, INC.

By:	/s/ David S. Congdon
President

ATTEST:

/s/ Joel B. McCarty, Jr.
Secretary

[Corporate Seal]